Exhibit 8.1

                               [WMCD LETTERHEAD]




                               ____________, 1997




McKinnon & Company, Inc.
555 Main Street
Norfolk, VA 23510

Gentlemen:

         As special tax counsel to Highlands Capital Trust I, a statutory business trust formed under the laws of Delaware (the "Trust"), and Highlands Bankshares, Inc., a Virginia corporation, in connection with the issuance by the Trust of $_________ of its ____% Capital Securities (the "Capital Securities"), and assuming that the operative documents described in the Prospectus for the Capital Securities dated ____________, 1997 (the "Prospectus"), will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth in the Prospectus under the heading "Certain United States Federal Income Tax Consequences," subject to the limitations set forth therein.

                                       Very truly yours,

                                       WILLIAMS, MULLEN, CHRISTIAN & DOBBINS


                                       By: _________________________________